EXHIBIT 99.1

State Auto Financial reports second quarter 2017 results
•Quarterly income of $0.21 per share
•Quarterly GAAP combined ratio of 106.2
•Return on equity of 5.2%
•Book value per share of $21.74

COLUMBUS, OHIO - August 8, 2017 - State Auto Financial Corporation (NASDAQ:STFC) today reported second quarter 2017 net income of $8.7 million, or $0.21 per diluted share, compared to a net loss of $24.6 million, or $0.59 per diluted share, for the same 2016 period. Net loss from operations1 per diluted share for the second quarter 2017 was $0.04 versus net loss from operations1 per diluted share of $0.69 for the same 2016 period.
For the first six months of 2017, STFC had net income of $4.6 million, or $0.11 per diluted share, compared to a net loss of $21.6 million, or $0.52 per diluted share, for the same 2016 period. Net loss from operations1 per diluted share for the first six months of 2017 was $0.26 versus net loss from operations1 per diluted share of $0.64 for the same 2016 period.
Operating Results
STFC’s GAAP combined ratio for the second quarter 2017 was 106.2 compared to 114.7 for the same 2016 period. Catastrophe losses during the second quarter 2017 accounted for 7.9 points of the 71.9 total loss ratio points, or $25.2 million, versus 13.1 points of the total 81.5 loss ratio points, or $42.3 million, for the same period in 2016. Noncatastrophe losses during the second quarter 2017 included 5.1 points of favorable development relating to prior years, or $16.3 million, versus 6.5 points of adverse development, or $20.9 million, for the same period in 2016.
Net written premium for the second quarter 2017 decreased 1.2% compared to the same period in 2016. By insurance segment, net written premium for personal and commercial decreased 1.1% and 6.1%, respectively, and specialty increased 6.4%. The personal segment decline was primarily due to a lower level of homeowners new business counts for the second quarter 2017 compared to the second quarter 2016. The decline in the commercial line segments was driven by rate actions to improve profitability in commercial auto and a reduction in new business opportunities in Workers’ compensation due to the softening market. The growth in the specialty insurance segment was primarily driven by an increase in new business for E&S casualty.
STFC’s GAAP combined ratio for the first six months of 2017 was 107.7 compared to 109.4 for the same 2016 period. Catastrophe losses during the second quarter 2017 accounted for 9.3 points of the 72.9 total loss ratio points, or $59.5 million, versus 8.9 points of the total 76.0 loss ratio points, or $57.3 million, for the same period in 2016. Noncatastrophe losses during the second quarter 2017 included 3.7 points of favorable development relating to prior years, or $23.8 million, versus 4.9 points of adverse development, or $31.2 million, for the same period in 2016.
Net written premium for the first six months of 2017 decreased 0.5% compared to the same period in 2016. By insurance segment, net written premium for personal and commercial decreased 0.8% and 4.1%,respectively, and specialty increased 6.5%. The trends in the personal and commercial net written premiums are due to the same factors discussed above for the second quarter. The growth in the specialty insurance segment was largely driven by an increase in new business for both E&S casualty and property.

Book Value and Return on Equity
STFC’s book value was $21.74 per share as of June 30, 2017 an increase of $0.43 per share from STFC’s book value on Dec. 31, 2016. The increase was due to an increase in the market value of our investment portfolio. Return on stockholders’ equity for the twelve months ended June 30, 2017, was 5.2% compared to 0.3% for the twelve months ended June 30, 2016.
STFC’s Chairman, President and CEO Mike LaRocco commented on the quarter as follows:
“Second quarter 2017 was another solid step forward for State Auto Financial Corporation, with signs of progress evident throughout our lines of business. Following two years of rebuilding and replacing the foundation, we’re now on a path toward profitable growth.
In personal auto, we’ve taken aggressive action on rates, and are seeing improving trends as a result. It’s a similar story in commercial auto, where we’re getting rate and improving our risk profile. Overall in commercial lines, performance was profitable benefitting from favorable reserve development. Specialty lines performance greatly improved, as we continue to focus on returning this segment to profitability.
We continued the rollout of our new, digital-only policy platform for personal auto and homeowners during the quarter, which now stands at 12 states. Our independent agents are embracing the platform and delivering strong quote volume and new business.
Our turnaround is incomplete, but on track. Our vision is clear and our plan is solid. With the trends we are seeing and improving results we delivered in the quarter, I’m more confident than ever that we’re on the path to emerging as a winner in an industry undergoing transformative change.”

About State Auto Financial Corporation
State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top fourth of all NASDAQ listed companies.
The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A- (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.
1 Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounted to income of $0.25 per diluted share for the second quarter 2017 and income of $0.37 year to date 2017 versus income of $0.10 for the second quarter 2016 and income of $0.12 year to date 2016.
STFC has scheduled a conference call with interested investors for Tuesday, August 8, at 11 a.m. ET to discuss the Company’s second quarter 2017 performance. Live and archived broadcasts of the call can be accessed at http://www.StateAuto.com/STFC. A replay of the call can be heard beginning at 2 p.m., August 8, by calling 855-859-2056, conference ID 96704012. Supplemental schedules detailing the Company’s second quarter 2017 financial, sales and underwriting results are made available on http://www.StateAuto.com/STFC prior to the conference call.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial's Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

State Auto Financial Corporation

Media contact:
Kyle Anderson, 614-917-5497
Kyle.Anderson@StateAuto.com

or

Investor contact:
Tara Shull, 614-917-4478
Tara.Shull@StateAuto.com

Consolidated Statements of Income
($ in millions, except per share amounts)
(unaudited)	Three months ended June 30		Six months ended June 30
	2017	2016	2017	2016
Net premiums written	$341.3	$345.6	$647.4	$650.4

Earned premiums	320.1	322.4	637.4	642.3
Net investment income	19.1	19.1	37.8	36.5
Net realized gain on investments	15.8	6.5	23.6	7.8
Other income	0.7	0.5	1.2	1.1
Total revenue	355.7	348.5	700.0	687.7

Income (loss) before federal income taxes	11.9	(25.1)	6.7	(21.3)

Federal income tax expense (benefit)	3.2	(0.5)	2.1	0.3
Net income (loss)	$8.7	$(24.6)	$4.6	$(21.6)

Earnings (loss) per common share:
- basic	$0.21	$(0.59)	$0.11	$(0.52)
- diluted	$0.21	$(0.59)	$0.11	$(0.52)
Loss per share from operations (A):
- basic	$(0.04)	$(0.69)	$(0.26)	$(0.64)
- diluted	$(0.04)	$(0.69)	$(0.26)	$(0.64)
Weighted average shares outstanding:
- basic	42.1	41.5	42.0	41.4
- diluted	42.5	41.5	42.5	41.4
Return on average equity (LTM)	5.2%	0.3%
Book value per share	$21.74	$21.69
Dividends paid per share	$0.10	$0.10	$0.20	$0.20
Total shares outstanding	42.1	41.6

GAAP ratios:
Cat loss and ALAE ratio	7.9	13.1	9.3	8.9
Non-cat loss and LAE ratio	64.0	68.4	63.6	67.1
Loss and LAE ratio	71.9	81.5	72.9	76.0
Expense ratio	34.3	33.2	34.8	33.4
Combined ratio	106.2	114.7	107.7	109.4

(A) Reconciliation of non-GAAP financial measure:
Net loss from operations:
Net income (loss)	$8.7	$(24.6)	$4.6	$(21.6)
Less net realized gains on investments,
less applicable federal income taxes	10.3	4.2	15.4	5.1
Net loss from operations	$(1.6)	$(28.8)	$(10.8)	$(26.7)